EXHIBIT 5.1

James F. Fulton, Jr. (650) 843-5103 fultonjf@cooley.com

October 24, 2012
XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

RE:	XOMA Corporation

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by XOMA Corporation, a Delaware corporation (the "Company"), of up to 15,333,332 shares (the "Shares") (including up to 1,999,999 shares that may be sold pursuant to the exercise of an over-allotment option) of the Company's common stock, par value $0.0075 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-3 (Registration No. 333‑183486) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the related prospectus dated September 7, 2012 (the "Base Prospectus") and the prospectus supplement dated October 24, 2012, filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement").  (The Base Prospectus and the Prospectus Supplement are collectively referred to as the "Prospectus.")  The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  www.cooley.com

October 24, 2012
Page Two

Very truly yours,
Cooley LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  www.cooley.com